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                                                                    Exhibit 10.7


                AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

     This Amendment No. 1 To Securities Purchase Agreement ("Amendment") is entered into as of this 28th day of June 1999 by and between GLOBAL DIAMOND RESOURCES, INC., a Nevada corporation (the "Company"), and NEW DIAMOND CORPORATION LIMITED, a British Virgin Islands company (the "Purchaser").

                                R E C I T A L S
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          A.   The Company and the Purchaser have previously entered into that certain Securities Purchase Agreement (the "Agreement") dated December 29, 1998.

          B. Subsequent to the close of the investment set forth in the Agreement, the Company advised the Purchaser that it paid a finder's fee ("Finder's Fee") consisting of $1,363,200 in cash and 2,750,000 shares of the common stock, $.0005 par value per share, of the Company ("Common Stock") to Mr. Abu Bakr Bin Ali Al-Akhdar Mood ("Abu Bakr") for services he purported to render in connection with the investments in the Company by the Purchaser and LIWA Diamond Company Limited ("LIWA").

          C. Pursuant to the request of the Company, the Purchaser and LIWA, Mr. Abu Bakr has returned to the Company approximately $963,200 of the cash portion of the Finder's Fee (before deducting $60,000 of the expenses paid by the Company from such amount incurred in connection with the recovery of the Finder's Fee) and all 2,750,000 shares of Common Stock. The Company is pursuing the return of the $400,000 balance of the cash portion of the Finder's Fee (the "Remaining Cash Portion"). It is uncertain whether Mr. Abu Bakr will return any portion of the Remaining Cash Portion to the Company. However, as of this date, the Company has received written notice from International PCM Holdings Limited ("PCM") that Mr. Abu Bakr has instructed the London branch of United Bank of Kuwait to transfer to the Company a deposit ("Deposit") under the control of Mr. Abu Bakr that the Company is advised (i) will mature in April 2000, and (ii) has a maximum maturity value of $250,000.

          D. In expectation that Mr. Abu Bakr may not return the Remaining Cash Portion, the Company and the Purchaser wish to enter into this Amendment for purposes of revising the purchase price paid by the Purchaser under the Agreement through the Company's issuance of an additional 666,667 shares of Common Stock (the "Additional Shares") to the Purchaser.
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                               A G R E E M E N T
                               -----------------

     It is agreed as follows:

          1.    Amendment of Agreement.  Section 1.1 of the Agreement shall be
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deleted in its entirety and replaced with the following:

          "1.1  Purchase and Sale of Shares.  Subject to the terms and
                ---------------------------
conditions set forth herein, the Company agrees to sell and issue to Purchaser, and Purchaser agrees to purchase from the Company, 9,238,096 ("Shares") of Common Stock, at a purchase price of US$.3247422 per share."

     Except as specifically stated otherwise herein, all other provisions of the Agreement shall be unaffected by this Amendment and shall remain in full force and effect. The Company shall deliver a stock certificate (in definitive form and registered in the name of the Purchaser) representing the Additional Shares to Ajmal Ebrahim Hameed, at his office (Purchaser's designated representative), no later than three (3) business days from the date of this Agreement.

     2    Representations, Warranties and Covenants of the Company.
          --------------------------------------------------------

          As a material inducement to the Purchaser to enter into this Amendment, the Company represents, warrants and covenants as follows:

          2.1   Recitals.  The Recitals to this Agreement are true and
                --------
correct in all material respects.

          2.2   Capitalization.  The authorized capital stock of the Company
                --------------
consists of 10,000,000 shares of Preferred Stock, $.001 par value, of which no shares are issued, and 100,000,000 shares of Common Stock, $.0005 par value, of which 44,915,063 shares are issued and outstanding as of the date hereof. (The number of issued and outstanding shares of Common Stock gives effect to the recent cancellation of 2,750,000 shares of Common Stock by Mr. Abu Bakr as referred to in the Recitals and the recent cancellation of 3,616,651 shares of Common Stock by JB Smith, but does not give effect to the issuance of the Additional Shares hereunder or the contemplated issuance concurrent herewith of 666,667 shares of Common Stock each to LIWA and PCM.)

          2.3   Validity of Transactions.  This Amendment, and the
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performance of the transactions contemplated herein, has been duly authorized, executed and delivered by the Company and is the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor's rights generally and by general principles of equity. Subject to the consent to this Amendment by New Diamond and PCM, the Additional Shares issuable hereunder, when issued in accordance with the terms of this Amendment, will be duly authorized, validly issued, fully paid and nonassessable. The Additional Shares will be free of any liens or encumbrances, except for any restrictions imposed by federal or state securities laws.

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          2.4   No Violation.  The execution, delivery and performance of this
                ------------
Amendment has been duly authorized by the Board of Directors of the Company and the Company has taken all necessary corporate action in connection with the execution, delivery and performance of this Amendment. The execution, delivery and performance of this Amendment will not violate any law or any order of any court or government agency applicable to the Company, as amended, or the Articles of Incorporation or Bylaws of the Company, as amended, and will not result in any breach of or default under, or, except as expressly provided herein, result in the creation of any encumbrance upon any of the assets of the Company pursuant to the terms of the PCM Agreement (as such term is defined in Section 2.1(i) of the Agreement), or any other agreement or instrument by which the Company or any of its assets may be bound. No approval of or filing with any governmental authority (including any governmental authority in South Africa) is required for the Company to enter into, execute or perform this Amendment.

     3.   Additional Understandings and Agreements.
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          A.    In furtherance of the resolutions adopted by the Board of
Directors of the Company at its meeting held on May 25, 1999, the Company agrees to pay upon demand the actual legal fees, costs and other expenses incurred by the Purchaser and the Purchaser's counsel, Mr. Ajmal Ebrahim Hameed and Sidley & Austin, relating to the Finder's Fee, such meeting, this Amendment and all matters relating thereto. Such expenses shall include, without limitation, travel expenses and the cost of preparing and filing with the Securities and Exchange Commission all reports relating to the issuance of the Additional Shares or the current ownership by Purchaser of the total Shares). Such amounts shall be paid to the Purchaser as reimbursement, or directly to the law firm or vendor, as directed by Purchaser or as the Company deems appropriate. Concurrently with the execution of this Agreement, the Company is paying Sidley & Austin an aggregate of $30,398.91, consisting of (i) $15,398.91 payable in accordance with the invoice dated June 24, 1999, and (ii) $15,000 paid on account of services rendered (and to be rendered) and expenses invoiced from and after June 1, 1999.

          B. In the event Mr. Abu Bakr reimburses the Company for the Remaining Cash Portion that is not a part of the Deposit or the proceeds of the Deposit, or any portion thereof (i.e., up to $150,000), within twelve (12) months from the date of this Amendment, the Purchaser shall, at its option (i) return to the Company for cancellation shares of Common Stock at the rate of one
(1) share of Common Stock for each $0.60 of the Remaining Cash Portion paid to the Company by Mr. Abu Bakr, or (ii) pay the Company $0.20 for each share of Common Stock otherwise required hereby to be returned for cancellation. The Purchaser shall either return the shares of Common Stock for cancellation of make the required cash payment no later than thirty (30) days after receiving written notice from the Company that its has received a reimbursement of the Remaining Cash Portion from Mr. Abu Bakr. Notwithstanding the foregoing, no cancellation of shares or cash payments shall be required of the Purchaser if the amount of the reimbursement by Mr. Abu Bakr is less than $25,000, but in such case any cancellation of shares or cash payment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent reimbursement, which together with any reimbursement so carried forward, would equal or exceed $25,000. In the event that the Company delivers to the Purchaser evidence, which evidence is satisfactory to the Purchaser in its reasonable discretion, of the Company's irrevocable receipt of the Deposit (or any specified portion thereof), the Purchaser shall return

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for cancellation, and the Company shall redeem from the Purchaser, without the payment of any consideration and without the Purchaser having any purchase right, shares of Common Stock at the rate of one (1) share of Common Stock for each $0.60 of the Deposit so received by the Company.

          C. Subject to and conditioned upon the Company's issuance of the Additional Shares to the Purchaser in accordance with the terms and conditions of this Amendment, the Purchaser hereby releases, acquits and forever discharges the Company and its Privies from any and all claims, demands, actions, causes of action, damages, costs, or other claims whatsoever in law or equity, which the Purchaser may have against the Company and any of its Privies pertaining to, relating to, connected with, or arising out of the Company's payment of or failure to disclose the Finder's Fee. As used in this Amendment, the term "Privies" refers to the Company's: agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, predecessors, reinsurers, subsidiaries, and successors; provided, however, the term Privies shall not include Mr. Abu Bakr.

          D. The Purchaser acknowledges that the Company intends to enter into an agreement with LIWA on the same terms and conditions as this Amendment for purposes of issuing LIWA an additional 666,667 shares of Common Stock ("LIWA Additional Shares") pursuant to that certain Securities Purchase Agreement dated December 29, 1998 between the Company and LIWA. The Purchaser also acknowledges that the Company intends to enter into an agreement with PCM in the form of agreement attached hereto as Exhibit A for purposes of issuing to PCM 666,667 shares of Common Stock ("PCM Shares") on the terms and conditions set forth in Exhibit A. The Purchaser hereby waives any rights of notice or participation with respect to the Company's issuance of the LIWA Additional Shares or the PCM Shares afforded the Purchaser under Section 6.3 of the Agreement.

     4.   Miscellaneous. The parties agree that the miscellaneous provisions of
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Section 8 of the Agreement shall apply to this Amendment and shall be incorporated herein by this reference, with the exception of the first paragraph of Section 8.2 of the Agreement which shall not apply inasmuch as the matters provided for therein are already contemplated by Section 3A of this Amendment.

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

                         GLOBAL DIAMOND RESOURCES, INC.,
                         a Nevada corporation

                         By: /s/ Johann de Villiers
                            -------------------------------
                             Johann de Villiers,
                             Chief Executive Officer

NEW DIAMOND CORPORATION LIMITED,
a British Virgin Islands company

By: /s/ Ahmed M. Basodan
   ----------------------------
   Ahmed M. Basodan,
   An authorized officer

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